Exhibit 99.1

Entergy
639 Loyola Avenue
New Orleans, LA  70113

News
Release

Date:	Oct. 15, 2012

For Release:	Immediately

Contact:	Michael Burns (Media)	Paula Waters (Investor Relations)
	(504) 576-4238	(504) 576-4380
	mburns@entergy.com	pwater1@entergy.com

Entergy Provides Preliminary Third Quarter Earnings Guidance

New Orleans, La. – Entergy Corporation (NYSE: ETR) today indicated that it expects third quarter 2012 as-reported earnings of approximately $1.88 per share and operational earnings of approximately $1.94 per share. Results for third quarter 2011 were $3.53 per share on both an as-reported basis and an operational basis, which included significant benefits associated with a settlement with the Internal Revenue Service. Entergy also affirmed previously issued operational earnings guidance for 2012.

As-reported results are prepared in accordance with generally accepted accounting principles (GAAP) and are comprised of operational earnings (described below) and special items. The special item in the third quarter of 2012 was due to expenses recorded at the Utility arising out of the proposed spin-off and merger of Entergy’s electric transmission business with ITC Holdings Corp.

Utility

The decrease in Utility third quarter 2012 operational earnings reflected substantially higher income tax expense than the prior year, which included the effect of the August 2011 IRS settlement significantly reducing income tax expense. Also contributing to lower results were higher non-fuel operation and maintenance expense and higher depreciation expense.

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Entergy Provides Preliminary Third Quarter Earnings Guidance

Oct. 15, 2012

Partially offsetting these items was an increase in Utility net revenue. The improvement resulted in large part from the absence of the 2011 regulatory charge for customer sharing of the IRS settlement benefits, as well as other pricing adjustments. Retail billed sales volume was down quarter-over-quarter driven by the net effect of weather and Hurricane Isaac. Overall, weather in the current quarter was warmer-than-normal, but it fell short of the significantly warmer-than-normal temperatures experienced one year ago.

Entergy Wholesale Commodities

The quarter-over-quarter decrease in earnings at Entergy Wholesale Commodities was due to lower net revenue and higher non-fuel operation and maintenance expense. EWC net revenue declined due to lower pricing for the nuclear fleet. Also contributing was lower nuclear production due to more unplanned and refueling outages, which included one plant, J.A. FitzPatrick, at 15 refueling days in third quarter 2012 versus no refueling outages last year.

Partially offsetting these items were lower depreciation expense and a lower effective income tax rate at EWC. The decrease in depreciation expense was driven by the resolution of Indian Point Unit 2 litigation related to the Department of Energy’s failure to provide timely spent fuel storage.

Parent & Other

At Parent & Other, results declined during the quarter due to an increase in income tax expense on Parent & Other activities and higher interest expense.

Earnings Guidance

Entergy affirmed its previously issued 2012 operational earnings guidance to be in the range of $4.85 to $5.65 per share. Entergy noted that indications continue to point to the upper end of the operational guidance range. As-reported 2012 guidance was updated to reflect the incremental third quarter special item noted earlier. For the full year 2012, as-reported guidance of $3.44 to $4.24 per share includes the approximately $(1.41) per share of special items for the asset impairment of the Vermont Yankee nuclear power plant and the transmission business spin-off and merger expenses recorded in the first three quarters of 2012.

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Entergy Provides Preliminary Third Quarter Earnings Guidance

Oct. 15, 2012

           A teleconference will be held at 10 a.m. CT on Tuesday, Oct. 30, 2012, to discuss Entergy’s third quarter 2012 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 5414008, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 5414008.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including more than 10,000 megawatts of nuclear power, making it one of the nation’s leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 15,000 employees.

Additional investor information can be accessed online at
www.entergy.com/investor_relations

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Entergy Provides Preliminary Third Quarter Earnings Guidance

Oct. 15, 2012

In this news release, and from time to time, Entergy makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended December 31, 2011, (ii)  Entergy’s Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings and (g) risks inherent in the proposed spin-off and subsequent merger of Entergy’s electric transmission business with a subsidiary of ITC Holdings Corp. Entergy cannot provide any assurances that the spin-off and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The spin-off and merger transaction is subject to certain conditions precedent, including regulatory approvals and approval by ITC Holdings Corp. shareholders.